EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 033-32612-99 and 333-15704) pertaining to Ashland Inc. Employee Savings Plan of our report dated June 22, 2009, with respect to the statement of net assets available for benefits as of December 31, 2008 of Ashland Inc. Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Cincinnati, Ohio
June 28, 2010